Exhibit VII

Croatia becomes EIB shareholder upon joining the European Union

On July 1, 2013, the Republic of Croatia became a member state of the European Union and a member of the EIB.

On accession of the Republic of Croatia, the statute of the EIB was amended with respect to capital and governance.

Following the accession, the EIB’s subscribed capital in EUR is as follows:

Country	EUR

GERMANY	39,195,022,000
FRANCE	39,195,022,000
ITALY	39,195,022,000
UNITED KINGDOM	39,195,022,000
SPAIN	23,517,013,500
BELGIUM	10,864,587,500
NETHERLANDS	10,864,587,500
SWEDEN	7,207,577,000
DENMARK	5,501,052,500
AUSTRIA	5,393,232,000
POLAND	5,017,144,500
FINLAND	3,098,617,500
GREECE	2,946,995,500
PORTUGAL	1,899,171,000
CZECH REPUBLIC	1,851,369,500
HUNGARY	1,751,480,000
IRELAND	1,375,262,000
ROMANIA	1,270,021,000
CROATIA	891,165,500
SLOVAK REPUBLIC	630,206,000
SLOVENIA	585,089,500
BULGARIA	427,869,500
LITHUANIA	367,127,000
LUXEMBOURG	275,054,500
CYPRUS	269,710,500
LATVIA	224,048,000
ESTONIA	173,020,000
MALTA	102,665,000
Total	243,284,154,500

With respect to the governance of the EIB, the number of the directors and alternate directors in the board of directors has been increased to 29 directors and 19 alternate directors.